Exhibit 1. 4

                      FINANCIAL CONSULTING AGREEMENT

     AGREEMENT made this
th
 day of 1996, by and between CASTLE SECURITIES
CORP., 45 Church Street, Suite #25, Freeport, New York, a New
York corporation
(hereinafter referred to as "Castle") and WORLDWIDE FOREST
PRODUCTS, INC., 101

Baremore
, Louisville, Mississippi, a Colorado corporation (hereinafter referred to as "the Company").


                               WITNESSETH
                                     :

    WHEREAS, the Company is filing a registration statement with the
Securities and Exchange Commission ("SEC") in connection with a proposed public offering of its securities to be underwritten by Castle;
and

    WHEREAS, as part of the underwriting agreement the Company has agreed to retain Castle as a financial consultant;

    NOW, THEREFORE in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

    1. The Company hereby retains Castle as a financial consultant and Castle shall provide to the Company when requested by the Company from time to time during normal business hours consultation concerning but not limited to shareholder relations, including preparation of the annual report and other releases, assisting in long term financial planning, corporate reorganization and expansion, possible acquisition opportunities, capital structure, borrowings
 and other financial assistance. Notwithstanding the foregoing, Castle shall be under no obligation to provide services hereunder more frequently than sixteen hours during each month during the term hereof.

    2. This agreement shall become effective upon the Effective
Date of the
Company's public offering and shall continue for a period of one
(1) year
thereafter.

    3. As compensation for its services, the Company shall, at the closing of the Company's public offering, pay Castle a sum equal to one (1%) percent of the total proceeds of the offering and an amount equal to one
(1%) of the
total dollar amount of sales effected by Castle and/or any broker/dealer procured by Castle.

    4. Castle covenants that all information concerning the Company, including proprietary information, which it obtains knowledge of as a result of the services rendered pursuant to this contract shall be kept confidential and shall not be used by Castle except for the direct benefit of the Company or disclosed by Castle to any third party without the prior written approval of the Company.

    5. Castle and the Company hereby acknowledge that Castle is an independent contractor. Castle shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner of agent of or a joint venturer of the Company. In addition, Castle shall take no action which binds, or purports to bind, the Company.

    6. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought.
Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

    7. In the event of any dispute of or under the terms of this Agreement, then and in such event, each party hereto agrees for itself, its successors and assigns, that the same shall be submitted to the American Arbitration
Association in the City of New York or in Nassau County, New York for their decision and determination in accordance with the rules and regulations then obtaining of the said Association. Each of the parties agrees that such decision and/or award which may be made by the Association may be entered as judgment of the Courts of the State of New York, and shall be enforceable as such.

   8. This Agreement shall be construed according to the laws of the State of
New York.

   9. This Agreement shall be binding upon the parties, their successors and assigns; provided, however, that Castle shall not permit any other person or entity to assume its obligations hereunder without the prior written approval of the Company which approval shall not be unreasonably withheld and notice of the Company's position shall be given within ten (10) days after approval has been requested.

    IN WITNESS WHEREOF, the parties hereto have executed or caused these present to be executed as of the day and year first above written.

                                   CASTLE SECURITIES CORP.

                                   By:
                                      ------------------------



                                   WORLDWIDE FOREST PRODUCTS,
INC.

                                   By:
                                      -------------------------